Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 29, 2020, relating to the financial statements of Northrop Grumman Corporation and subsidiaries, and the effectiveness of Northrop Grumman Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Northrop Grumman Corporation for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  DELOITTE & TOUCHE LLP

McLean, Virginia

March 31, 2020